Exhibit 99.1

Plug and Amazon Sign Green Hydrogen Agreement

Expected to Help Enable Plug to Achieve $3 Billion Revenue Goal by 2025

Green Hydrogen Can Help Amazon Meet 2040 Net-Zero Carbon Commitment

LATHAM, N.Y., Aug. 25, 2022 -- Plug Power Inc. (NASDAQ: PLUG), a leading provider of turnkey hydrogen solutions for the global green hydrogen economy, today signed a hydrogen supply deal with Amazon (NASDAQ: AMZN) to provide liquid green hydrogen starting in 2025 to help decarbonize Amazon’s operations as part of its commitment to be net-zero carbon by 2040.

This deal with Amazon marks a growth opportunity for Plug and is expected to help the company toward its 2025 $3 billion revenue goal. This deal attests to Plug’s strategy to build an end-to-end green hydrogen ecosystem and provide integrated hydrogen solutions for its global customers.

“By building a complete hydrogen ecosystem from molecule to applications combined with a resilient network of green hydrogen plants around the world — we have made hydrogen adoption easy,” said Andy Marsh, CEO of Plug. “Landing a green hydrogen supply deal with a customer like Amazon validates our multi-year investment and strategic expansion into green hydrogen. We are excited to expand our relationship with Amazon in exploring the use of other hydrogen applications, such as fuel-cell electric trucks and fuel-cell power generation stations that could provide electricity to Amazon buildings and the deployment of electrolyzers in fulfillment centers.”

“Amazon is proud to be an early adopter of green hydrogen given its potential to decarbonize hard-to-abate sectors like long-haul trucking, steel manufacturing, aviation, and ocean shipping,” said Kara Hurst, vice president of Worldwide Sustainability at Amazon. “We are relentless in our pursuit to meet our Climate Pledge commitment to be net-zero carbon across our operations by 2040, and believe that scaling the supply and demand for green hydrogen, such as through this agreement with Plug Power, will play a key role in helping us achieve our goals.”

The green hydrogen supply deal is a continuation of joint efforts between Amazon and Plug to expand the applications of green hydrogen beyond material handling. Since 2016, Plug has helped Amazon to deploy more than 15,000 fuel cells to replace batteries in forklifts across 70 distribution centers.

Specifically, Amazon and Plug have signed a deal for Plug to supply 10,950 tons per year of liquid green hydrogen to fuel Amazon operations. Using Plug’s electrolyzers, liquefaction capabilities and cryogenic tankers, Plug will deliver hydrogen to Amazon beginning Jan. 1, 2025.

Plug has granted Amazon a warrant to acquire up to 16,000,000 shares of Plug 's common stock (Warrant Shares), of which the exercise price for the first 9,000,000 Warrant Shares is $$22.9841 per share, which is based on the volume weighted average closing price of Plug common stock for the thirty trading days ending August 23, 2022, and the exercise price for the remaining 7,000,000 Warrant Shares will be an amount per share equal to ninety percent (90%) of the 30-day volume weighted average share price of Plug common stock as of the final vesting event that results in full vesting of the first 9,000,000 Amazon Warrant Shares

Amazon would vest the warrant in full if it spends $2.1 billion over the seven-year term of the warrant across Plug products, including, but not limited to, electrolyzers, fuel cell solutions, and green hydrogen. Details on the agreement are filed via a Current Report on Form 8-K, which is available on the SEC’s website at www.sec.gov.

To keep up with the increasing demand of green hydrogen from Amazon and other customers, Plug is targeting 70 tons per day of green hydrogen production by the end of 2022. Plug remains on track to produce 500 tons per day in North America by 2025, and 1,000 tons per day globally by 2028, which expands the opportunity for further collaboration with our potential customers, including Amazon.

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 50,000 fuel cell systems and over 165 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen. With plans to build and operate a green hydrogen highway across North America and Europe, Plug is building a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and multiple green hydrogen production plants that will yield 500 tons of liquid green hydrogen daily by 2025. Plug will deliver its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications. For more information, visit www.plugpower.com.

Plug Power Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including but not limited to statements about: Plug and Amazon’s agreement for Plug to supply 10,950 tons per year of liquid green hydrogen to fuel Amazon operations through the use of Plug’s electrolyzers, liquefaction capabilities and cryogenic tankers, beginning Jan. 1, 2025. Plug’s targets of 70 tons per day of green hydrogen production by the end of 2022, 500 tons per day in North America by 2025, and 1,000 tons per day globally by 2028. Additionally, statements regarding Plug’s granting Amazon a warrant to acquire 16,000,000 shares in Plug, which would vest in full if Amazon spends $2.1 billion over the seven-year term of the warrant across Plug products, including, but not limited to, electrolyzers, fuel cell solutions, and green hydrogen. Such statements should not be read as a guarantee of future performance or results. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of PLUG in general, see PLUG’s public filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management and PLUG undertakes no obligation to update such statements as a result of new information.

MEDIA CONTACTS:

Plug Power

Caitlin Coffee
Allison+Partners
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